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                                                                    Exhibit 12.1

                              THE MACERICH COMPANY

   CALCULATION OF CONSOLIDATED AND COMBINED EARNINGS TO FIXED CHARGES RATIO
                        INCLUDING THE MACERICH PREDECESSOR
                            (dollars in thousands)


                                         Years Ended December 31,
                         -----------------------------------------------------
                           1996       1995        1994       1993       1992
                         --------   --------    --------   --------   --------
Income (loss) before
 minority interest and
 extraordinary items      $30,201    $20,848     $14,530    $ 2,202    $ 2,099

Fixed Charges:

 Interest Expense          42,353     25,531      22,237     27,783     29,818
 Interest Capitalized         461        546         116          0        246
 Amortization of Loan
  Costs                     2,090      3,250       2,397        860        864
                         --------   --------    --------   --------   --------
Total Fixed Charges:      $44,904    $29,327     $24,750    $28,643    $30,928
                         --------   --------    --------   --------   --------
Total Earnings            $74,644    $49,629     $39,164    $30,845    $32,781
                         --------   --------    --------   --------   --------

Ratio of Earnings to
Fixed Charges               1.66x      1.69x       1.58x      1.08x      1.06x
                         --------   --------    --------   --------   --------
                         --------   --------    --------   --------   --------